Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

CF INDUSTRIES HOLDINGS, INC.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS of CF Industries Holdings, Inc., a Delaware corporation (the “Bylaws”), is made as of the 11th day of December, 2012.

1.                                      Article I, Section 9 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 9.                                     Voting.  Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of the stockholders shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented and entitled to vote thereat, voting as a single class.  Unless otherwise provided in the Certificate of Incorporation, and subject to Section 12 of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder.  Such votes may be cast in person or by proxy as provided in Section 10 of this Article II.  The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.”

2.                                      The last two sentences of Article III, Section 1 of the Bylaws are hereby deleted in their entirety and replaced with the following:

“Except as provided in Section 2 of this Article III, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. Each director so elected shall hold office until such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.  Directors need not be stockholders.”

3.                                      EXCEPT AS AMENDED ABOVE, the Bylaws of CF Industries Holdings, Inc. shall continue in full force and effect.

[Remainder of page intentionally left blank]